                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               ( Amendment No. * )

                           RightNow Technologies, Inc.
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
                         (Title of Class of Securities)

                                   76657R 10 6
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 76657R 10 6

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Greylock IX Limited Partnership

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  ______________________________

     (b)  ______________________________

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------
               5.   Sole Voting Power                                         --
  Number of
   Shares      -----------------------------------------------------------------
Beneficially   6.   Shared Voting Power                              -1,938,794-
  Owned by
    Each       -----------------------------------------------------------------
  Reporting    7.   Sole Dispositive Power                                    --
   Person
    With       -----------------------------------------------------------------
               8.   Shared Dispositive Power                         -1,938,794-

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -1,938,794-

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                             ____________

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      6.7%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN
--------------------------------------------------------------------------------


                               Page 2 of 17 pages

CUSIP No. 76657R 10 6

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Greylock X Limited Partnership

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  ______________________________

     (b)  ______________________________
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------
               5.   Sole Voting Power                                         --
  Number of
   Shares      -----------------------------------------------------------------
Beneficially   6.   Shared Voting Power                              -1,938,794-
  Owned by
    Each       -----------------------------------------------------------------
  Reporting    7.   Sole Dispositive Power                                    --
   Person
    With       -----------------------------------------------------------------
               8.   Shared Dispositive Power                         -1,938,794-

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -1,938,794-

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                             ____________

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      6.7%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN
--------------------------------------------------------------------------------


                               Page 3 of 17 pages

CUSIP No. 76657R 10 6

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Greylock X-A Limited Partnership

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  ______________________________

     (b)  ______________________________

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------
               5.   Sole Voting Power                                         --
  Number of
   Shares      -----------------------------------------------------------------
Beneficially   6.   Shared Voting Power                                -138,391-
  Owned by
    Each       -----------------------------------------------------------------
  Reporting    7.   Sole Dispositive Power                                    --
   Person
    With:      -----------------------------------------------------------------
               8.   Shared Dispositive Power                           -138,391-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person      -138,391-

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                             ____________

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      0.5%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN
--------------------------------------------------------------------------------


                               Page 4 of 17 pages

CUSIP No. 76657R 10 6

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Greylock IX GP Limited Partnership

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  ______________________________

     (b)  ______________________________

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------
               5.   Sole Voting Power                                         --
  Number of
   Shares      -----------------------------------------------------------------
Beneficially   6.   Shared Voting Power                              -1,938,794-
  Owned by
    Each       -----------------------------------------------------------------
  Reporting    7.   Sole Dispositive Power                                    --
   Person
    With:      -----------------------------------------------------------------
               8.   Shared Dispositive Power                         -1,938,794-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -1,938,794-

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                             ____________

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      6.7%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN
--------------------------------------------------------------------------------


                               Page 5 of 17 pages

CUSIP No. 76657R 10 6

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Greylock X GP Limited Partnership

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  ______________________________

     (b)  ______________________________

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------
               5.   Sole Voting Power                                         --
  Number of
   Shares      -----------------------------------------------------------------
Beneficially   6.   Shared Voting Power                              -1,938,793-
  Owned by
    Each       -----------------------------------------------------------------
  Reporting    7.   Sole Dispositive Power                                    --
   Person
    With:      -----------------------------------------------------------------
               8.   Shared Dispositive Power                         -1,938,793-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -1,938,793-

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                              ___________

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      6.7%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN
--------------------------------------------------------------------------------


                               Page 6 of 17 pages

CUSIP No. 76657R 10 6

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     William S. Kaiser

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  ______________________________

     (b)  ______________________________

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------
               5.   Sole Voting Power                                         --
  Number of
   Shares      -----------------------------------------------------------------
Beneficially   6.   Shared Voting Power                              -1,938,794-
  Owned by
    Each       -----------------------------------------------------------------
  Reporting    7.   Sole Dispositive Power                                    --
   Person
    With:      -----------------------------------------------------------------
               8.   Shared Dispositive Power                         -1,938,794-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -1,938,794-

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                              ___________

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      6.7%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              IN
--------------------------------------------------------------------------------


                               Page 7 of 17 pages

CUSIP No. 76657R 10 6

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     William W. Helman

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  ______________________________

     (b)  ______________________________

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------
               5.   Sole Voting Power                                         --
  Number of
   Shares      -----------------------------------------------------------------
Beneficially   6.   Shared Voting Power                              -3,877,587-
  Owned by
    Each       -----------------------------------------------------------------
  Reporting    7.   Sole Dispositive Power                                    --
   Person
    With:      -----------------------------------------------------------------
               8.   Shared Dispositive Power                         -3,877,587-

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -3,877,587-

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                             ____________

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                     13.3%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              IN

--------------------------------------------------------------------------------


                               Page 8 of 17 pages

CUSIP No. 76657R 10 6

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Aneel Bhusri

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  ______________________________

     (b)  ______________________________

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------
               5.   Sole Voting Power                                         --
  Number of
   Shares      -----------------------------------------------------------------
Beneficially   6.   Shared Voting Power                              -1,938,793-
  Owned by
    Each       -----------------------------------------------------------------
  Reporting    7.   Sole Dispositive Power                                    --
   Person
    With:      -----------------------------------------------------------------
               8.   Shared Dispositive Power                         -1,938,793-

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -1,938,793-

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                             ____________

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      6.7%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              IN

--------------------------------------------------------------------------------


                               Page 9 of 17 pages

CUSIP No. 76657R 10 6

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Roger L. Evans

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  ______________________________

     (b)  ______________________________

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------
               5.   Sole Voting Power                                   -49,999-
  Number of
   Shares      -----------------------------------------------------------------
Beneficially   6.   Shared Voting Power                              -3,877,587-
  Owned by
    Each       -----------------------------------------------------------------
  Reporting    7.   Sole Dispositive Power                              -49,999-
   Person
    With:      -----------------------------------------------------------------
               8.   Shared Dispositive Power                         -3,877,587-

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -3,927,586-

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                             ____________

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                     13.5%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              IN

--------------------------------------------------------------------------------


                               Page 10 of 17 pages

CUSIP No. 76657R 10 6

Item 1(a)   Name of Issuer:

            RightNow Technologies, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            40 Enterprise Boulevard
            Bozeman, MT 59718-9300

Item 2(a)   Name of Person Filing:

            The reporting persons are:

            (1) Greylock IX Limited Partnership ("GIXLP"); (2) Greylock X Limited Partnership ("GXLP"); (3) Greylock X-A Limited Partnership ("GXALP"); (4) Greylock IX GP Limited Partnership ("GIXGPLP"), the General Partner of GIXLP; (5) Greylock X GP Limited Partnership ("GXGPLP"), the General Partner of GXLP and GXALP; (6) William S. Kaiser, a Co-Managing General Partner of GIXGPLP; (7) William W. Helman, a Co-Managing General Partner of GIXGPLP and GXGPLP; (8) Aneel Bhusri, a Co-Managing General Partner of GXGPLP; and (9) Roger
            L. Evans, a General Partner of GIXGPLP and GXGPLP.

Item 2(b)   Address of Principal Business Office or, if None, Residence:

            The address of each of the reporting persons is:

            880 Winter Street, Suite 300
            Waltham, Massachusetts 02451

Item 2(c)   Citizenship:

            GIXLP is a limited partnership organized under the laws of the State of Delaware. GXLP is a limited partnership organized under the laws of the State of Delaware. GXALP is a limited partnership organized under the laws of the State of Delaware. GIXGPLP is a limited partnership organized under the laws of the State of Delaware. GXGPLP is a limited partnership organized under the laws of the State of Delaware. Each of Mr. Kaiser, Mr. Helman, Mr. Bhusri and Mr. Evans is a citizen of the United States.

Item 2(d)   Title of Class of Securities:

            Common Stock, par value $0.001 per share (the "Common Stock").

Item 2(e)   CUSIP Number:

            76657R 10 6

Item 3      Description of Person Filing:

            Not applicable.

Item 4      Ownership:

            (a)  Amount Beneficially Owned:


                               Page 11 of 17 pages

CUSIP No. 76657R 10 6

                 GIXLP is the record holder of 1,938,794 shares of Common Stock and may be deemed to beneficially own the 1,938,794 shares of Common Stock held of record by it. GXLP is the record holder of 1,800,402 shares of Common Stock and may be deemed to beneficially own the 1,800,402 shares of Common Stock held of record by it. GXALP is the record holder of 138,391 shares of Common Stock and may be deemed to beneficially own the 138,391 shares of Common Stoch held of record by it. GIXGPLP, as General Partner of GIXLP, may be deemed to beneficially own the 1,938,794 shares of Common stock held of record by GIXLP. GXGPLP, as the General Partner of GIXLP and GXALP, may be deemed to beneficially own the 1,938,793 shares of Common Stock held of record by GXLP and GXALP. Mr. Helman, as a Co-Managing General Partner of GIXGPLP and GXGPLP, may be deemed to beneficially own 3,877,587 shares of Common Stock held of record by GIXLP, GXLP and GXALP. Mr. Kaiser as a Co-Managing General Partner of GIXGPLP may be deemed to beneficially own the 1,938,794 shares of Common Stock held of record by GIXLP. Mr. Bhusri as a Co-Managing General Partner of GXGPLP may be deemed to beneficially on the 1,938,793 shares of Common Stock held of record by GXLP and GXALP. Mr. Evans, as a General Partner of GIXGPLP and GXGPLP, may be deemed to beneficially own the 3,877,587 shares of Common Stock held of record by GIXLP, GXLP and GXALP. Mr. Evans may be deemed to beneficially own an additional 49,999 shares of Common Stock subject to outstanding options exercisable within 60 says of 12/31/04.

            (b)  Percent of Class:

                 GIXLP:        6.7%
                 GXLP:         6.2%
                 GXALP:        0.5%
                 GIXGPLP:      6.7%
                 GXGPLP:       6.7%
                 Mr. Kaiser:   6.7%
                 Mr. Helman:   13.3%
                 Mr. Bhusri:   6.7%
                 Mr. Evans:    13.5%

            (c)  Number of Shares as to which the Person has:

                 (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                 GIXLP may be deemed to have shared power to vote and dispose of 1,938,794 shares of Common Stock held of record in its name. GXLP may be deemed to have shared power to vote and dispose of 1,800,402 shares of Common Stock held of record in its name. GXALP may be deemed to have shared power to vote and dispose of 138,391 shares of Common Stock held of record in its name. GIXGPLP, as General Partner of GIXLP, may be deemed to have shared power to vote and dispose of the 1,938,794 shares of Common Stock held of record by GIXLP. GXGPLP, as General Partner of GXLP and GXALP, may be deemed to have shared power to vote and dispose of 1,938,793 shares of Common Stock, held of record by GXLP and GXALP. Mr. Kaiser as a Co-Managing General Partner of GIXGPLP may be deemed to have shared power to vote and dispose of 1,938,794 shares of Common Stock held of record by GIXLP. Mr. Helman, as a Co-Managing General Partner of GIXGPLP and GXGPLP, may be deemed to have shared power to vote and dispose of 3,877,587 shares of Common Stock held of record by GIXLP, GXLP and GXALP. Mr. Bhusri as a Co-Managing


                               Page 12 of 17 pages

CUSIP No. 76657R 10 6

                 General Partner of GXGPLP may be deemed to have shared power to vote and dispose of 1,938,793 shares of Common Stock held of record by GXLP and GXALP. Mr. Evans, as a General Partner of GIXGPLP and GXGPLP, may be deemed to have shared power to vote and dispose of 3,877,587 shares of Common Stock held of record by GIXLP, GXLP and GXALP. Mr. Evans may be deemed to have sole power to vote and dispose of an additional 49,999 shares of Common Stock subject to outstanding options exercisable within 60 days of 12/31/04.

Item 5      Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

            Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

            Not applicable.

Item 8      Identification and Classification of Members of the Group:

            Not applicable.

Item 9      Notice of Dissolution of Group:

            Not applicable.

Item 10     Certification:

            Not applicable.


                               Page 13 of 17 pages

CUSIP No. 76657R 10 6

                                    SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2005.

                              GREYLOCK IX LIMITED PARTNERSHIP


                              By: Greylock IX GP Limited Partnership
                                  General Partner


                                  By:  /s/ William S. Kaiser
                                      ------------------------------------------
                                      William S. Kaiser, Co-Managing Partner


                                  By:  /s/ William W. Helman
                                      ------------------------------------------
                                      William W. Helman, Co-Managing Partner


                              GREYLOCK X LIMITED PARTNERSHIP


                              By: Greylock X GP Limited Partnership
                                  General Partner


                                  By:  /s/ Aneel Bhusri
                                      ------------------------------------------
                                      Aneel Bhusri, Co-Managing Partner


                                  By:  /s/ William W. Helman
                                      ------------------------------------------
                                      William W. Helman, Co-Managing Partner


                              GREYLOCK X-A LIMITED PARTNERSHIP


                              By: Greylock X GP Limited Partnership
                                  General Partner


                                  By:  /s/ Aneel Bhusri
                                      ------------------------------------------
                                      Aneel Bhusri, Co-Managing Partner


                                  By:  /s/ William W. Helman
                                      ------------------------------------------
                                      William W. Helman, Co-Managing Partner


                              GREYLOCK IX GP LIMITED PARTNERSHIP


                                  By:  /s/ William S. Kaiser
                                      ------------------------------------------
                                      William S. Kaiser, Co-Managing Partner


                                  By:  /s/ William W. Helman
                                      ------------------------------------------
                                      William W. Helman, Co-Managing Partner


                              GREYLOCK X GP LIMITED PARTNERSHIP


                                  By:  /s/ Aneel Bhusri
                                      ------------------------------------------
                                      Aneel Bhusri, Co-Managing Partner


                                  By:  /s/ William W. Halman
                                      ------------------------------------------
                                      William W. Helman, Co-Managing Partner


                               Page 14 of 17 pages

CUSIP No. 76657R 10 6

                                       /s/ William S. Kaiser
                                      ------------------------------------------
                                      William S. Kaiser

                                       /s/ William W. Helman
                                      ------------------------------------------
                                      William W. Helman

                                       /s/ Aneel Bhusri
                                      ------------------------------------------
                                      Aneel Bhusri

                                       /s/ Roger L. Evans
                                      ------------------------------------------
                                      Roger L. Evans


                               Page 15 of 17 pages

CUSIP No. 76657R 10 6

                                                                       Exhibit I

                             JOINT FILING AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of RightNow Technologies, Inc.

     EXECUTED as a sealed instrument this 14 day of February, 2005.

                              GREYLOCK IX LIMITED PARTNERSHIP


                              By: Greylock IX GP Limited Partnership
                                  General Partner


                                  By:  /s/ William S. Kaiser
                                      ------------------------------------------
                                      William S. Kaiser, Co-Managing Partner


                                  By:  /s/ William W. Helman
                                      ------------------------------------------
                                      William W. Helman, Co-Managing Partner


                              GREYLOCK X LIMITED PARTNERSHIP


                              By: Greylock X GP Limited Partnership
                                  General Partner


                                  By:  /s/ Aneel Bhusri
                                      ------------------------------------------
                                      Aneel Bhusri, Co-Managing Partner


                                  By:  /s/ William W. Helman
                                      ------------------------------------------
                                      William W. Helman, Co-Managing Partner


                              GREYLOCK X-A LIMITED PARTNERSHIP


                              By: Greylock X GP Limited Partnership
                                  General Partner


                                  By:  /s/ Aneel Bhusri
                                      ------------------------------------------
                                      Aneel Bhusri, Co-Managing Partner


                                  By:  /s/ William W. Helman
                                      ------------------------------------------
                                      William W. Helman, Co-Managing Partner


                              GREYLOCK IX GP LIMITED PARTNERSHIP


                                  By:  /s/ William S. Kaiser
                                      ------------------------------------------
                                      William S. Kaiser, Co-Managing Partner


                                  By:  /s/ William W. Helman
                                      ------------------------------------------
                                      William W. Helman, Co-Managing Partner


                              GREYLOCK X GP LIMITED PARTNERSHIP


                                  By:  /s/ Aneel Bhusri
                                      ------------------------------------------
                                      Aneel Bhusri, Co-Managing Partner


                              Page 16 of 17 pages

CUSIP No. 76657R 10 6


                                  By:  /s/ William W. Helman
                                      ------------------------------------------
                                      William W. Helman, Co-Managing Partner

                                       /s/ William S. Kaiser
                                      ------------------------------------------
                                      William S. Kaiser

                                       /s/ William W. Helman
                                      ------------------------------------------
                                      William W. Helman

                                       /s/ Aneel Bhusri
                                      ------------------------------------------
                                      Aneel Bhusri

                                       /s/ Roger L. Evans
                                      ------------------------------------------
                                      Roger L. Evans


                              Page 17 of 17 pages